UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 5, 2013

TRANS-LUX CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-2257	13-1394750
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

26 Pearl Street, Norwalk, CT	06850-1647
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (203) 853-4321

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement;

Item 3.03(b). Material Modification to Rights of Security Holders.

As part of the Company’s restructuring plan, on November 14, 2011 the Company completed the sale of an aggregate of $8.3 million of securities (the “Offering”) consisting of 416,500 shares of the Company’s Series A Convertible Preferred Stock, par value $0.001 per share (the “Preferred Stock”) having a stated value of $20.00 per share and convertible into 50 shares of the Company’s Common Stock, par value $0.001 per share (or an aggregate of 20,825,000 shares of Common Stock) and 4,165,000 one-year warrants (the “A Warrants”). These securities were issued at a purchase price of $20,000 per unit (the “Unit”). Each Unit consists of 1,000 shares of Preferred Stock, which have subsequently converted into 50,000 shares of Common Stock and 10,000 A Warrants. Each A Warrant entitles the holder to purchase one share of the Company’s Common Stock and a three-year warrant (the “B Warrants”), at an exercise price of $0.20 per share. Each B Warrant shall entitle the holder to purchase one share of the Company’s Common Stock at an exercise price of $0.50 per share. The exercise period under the A Warrants was originally set to expire on November 14, 2012 and was previously extended by the Company’s Board of Directors through February 12, 2013. On February 5, 2013, the Board of Directors of the Company unconditionally further extended the exercise period of the Company’s outstanding A Warrants. Holders of the A Warrants may now exercise their rights thereunder through April 19, 2013. The Board of Directors provided for this additional extension because the Company’s Registration Statement relating in part to the resale of the common shares underlying the A Warrants has not yet been declared effective by the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized:

TRANS-LUX CORPORATION

By:	/s/ Todd Dupee
Todd Dupee Vice President, Controller and Interim Chief Financial Officer

Dated: February 6, 2013